                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                            MOSSIMO, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 2000

                            ------------------------

To Our Stockholders:

    The Annual Meeting of Stockholders of Mossimo, Inc. (the "Company") will be held at the Radisson Plaza Hotel Minneapolis, 35 South 7th Street, Minneapolis, Minnesota 55402, on May 22, 2000 at 2:00 p.m. for the following purposes:

    1.  To elect two directors to serve a three-year term; and

    2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

    The Board of Directors has fixed April 4, 2000 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                      By Order of the Board of Directors

                                      /s/ Thora B. Thoroddsen

                                      Thora B. Thoroddsen

                                      SECRETARY

Irvine, California
April 21, 2000

                                     [LOGO]

                          2450 WHITE ROAD 2(ND) FLOOR
                            IRVINE, CALIFORNIA 92614
                                 (949) 797-0200

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                                    GENERAL

    The accompanying proxy is solicited by and on behalf of the Board of Directors of Mossimo, Inc. ("Mossimo" or the "Company") in connection with the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 22, 2000, at the Radisson Plaza Hotel Minneapolis, 35 South 7(th) Street, Minneapolis, Minnesota 55402, and at any and all adjournments thereof (the "Annual Meeting").

    This Proxy Statement and accompanying proxy will first be mailed to stockholders on or about April 28, 2000. The Company will pay the costs of solicitation of proxies. In addition to soliciting proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. The Company will reimburse brokers, banks, fiduciaries and other custodians and nominees holding Common Stock of the Company in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy materials to the beneficial owners of such Common Stock.

                      VOTING RIGHTS AND OUTSTANDING SHARES

    Only stockholders of record of the Company's Common Stock as of April 4, 2000 will be entitled to vote at the Annual Meeting. On April 4, 2000, there were 15,080,042 outstanding shares of Common Stock, which constituted all of the outstanding voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters to come before the Annual Meeting.

    A majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting must be represented at the Annual Meeting in order for there to be a quorum for the conduct of business at the meeting. Abstentions and broker non-votes (I.E., shares held by a broker which are represented at the Annual Meeting, but with respect to which such broker is not authorized to vote on the particular proposal) will be counted as shares present and entitled to vote for purposes of determining a quorum.

    All shares represented by each properly executed, unrevoked proxy received by the Company prior to the vote will be voted in the manner specified. If the manner of voting is not specified, the proxy will be voted FOR election to the Board of Directors of the nominees set forth in this Proxy Statement.

REVOCABILITY OF PROXIES

    Proxies must be written, signed by the stockholder and returned to the Secretary of the Company prior to the vote. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the Annual Meeting in person may withdraw his or her proxy and vote his or her shares.

                                   DIRECTORS

    The Bylaws of the Company provide that the authorized number of directors shall range from two to five, with the exact number set by resolution of the Board of Directors. The authorized number of directors is currently four. The Board of Directors is divided into three classes, with the terms of each class ending in successive years. Edwin H. Lewis resigned as President, Chief Executive Officer and a director of the Company effective as of March 28, 2000. Prior to his resignation, Mr. Lewis was a Class I Director. On April 20, 2000, William R. Halford was appointed as a Class II director. Robert Martini and
Mr. Halford are nominees for election at the Annual Meeting, both for a term of three years, expiring at the third succeeding Annual Meeting (I.E., in the year
2003).

    Certain information with respect to the nominees for election as directors at the Annual Meeting and the other directors whose terms of office will continue after the Annual Meeting is set forth below.

              NAME                                           PRINCIPAL OCCUPATION                                AGE
---------------------------------  ------------------------------------------------------------------------  -----------

NOMINEES FOR RE-ELECTION WITH A TERM OF OFFICE TO EXPIRE IN THREE YEARS (CLASS II DIRECTORS)

ROBERT MARTINI                     Mr. Martini was appointed as a director of the Company in October 1996            68
                                   and has served on the Compensation Committee of the Board of Directors
                                   since November 1996 and the Audit Committee of the Board of Directors
                                   since November 1998. Mr. Martini has been Chairman of the Board of
                                   Directors of Bergen Brunswig Corporation since 1992. A 40-year veteran of Bergen Brunswig Corporation, Mr. Martini held several management positions including President from 1981 to 1992 and Chief Executive
                                   Officer from 1990 to 1997. Bergen Brunswig Corporation is a major domestic supplier of pharmaceuticals and medical-surgical products.

WILLIAM R. HALFORD                 Mr. Halford was appointed as a director of the Company on April 20,               40
                                   2000. Since July 1996, Mr. Halford has served as President of the Irvine
                                   Office Company, a division of The Irvine Company, which develops, leases and operates a seven million square foot office portfolio. From August
                                   1995 to June 1996, Mr. Halford served as Vice President General Manager of The Irvine Company. Before joining the Irvine Company, Mr. Halford was Vice President of Leasing and Marketing for PM Realty Group's
                                   Western Division from January 1994 to July 1995.

DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN TWO YEARS (CLASS I DIRECTOR)

MOSSIMO G. GIANNULLI               Mr. Giannulli founded the Company's business in 1987 and has been                 36
                                   Chairman of the Board since the Company's formation in 1988. Mr.
                                   Giannulli was the Company's President from the Company's formation in
                                   1988 to March 4, 1998, and its Chief Executive Officer from November
                                   1995 to March 4, 1998. Mr. Giannulli was appointed as President and
                                   Chief Executive Officer of the Company on March 28, 2000.

              NAME                                           PRINCIPAL OCCUPATION                                AGE
---------------------------------  ------------------------------------------------------------------------   ---------
DIRECTOR WHOSE TERM OF OFFICE EXPIRES IN ONE YEAR (CLASS III DIRECTOR)

JOHN H. STAFFORD                   Mr. Stafford was appointed as a director of the Company in October 1996           79
                                   and has served on the Audit Committee of the Board of Directors since
                                   November 1996 and the Compensation Committee of the Board of Directors
                                   since November 1998. Mr. Stafford is a retired partner of the accounting firm KPMG Peat-Marwick where he worked for 30 years. Mr. Stafford is currently also a director of Virco Mfg. Corporation.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors held four meetings during 1999. The Board of Directors has a standing Audit Committee and Compensation Committee.

    The Audit Committee is currently comprised of Robert Martini and John H. Stafford. The Audit Committee is responsible for reviewing audit results and the adequacy of the Company's systems of internal control, appointing or discharging the Company's independent auditors and reviewing each professional service of a non-audit nature to be provided by the independent auditors to evaluate the impact of the independence of the auditors undertaking such added services. The Audit Committee met once in 1999.

    The Compensation Committee is currently comprised of Robert Martini and John
H. Stafford. The Compensation Committee is responsible for recommending to the Board of Directors the base salary and incentive compensation for all executive officers, taking final action with respect to base salary and incentive compensation for certain other officers and key employees and reviewing the Company's compensation policies and management actions to assure succession of qualified officers. The Compensation Committee administers the Company's 1995 Stock Plan and the Employee Stock Purchase Plan. The Compensation Committee met three times and took action by written consent five times in 1999.

    From December 1, 1998 to March 28, 2000, the Board of Directors had a Nominating Committee comprised of Mossimo Giannulli and Edwin H. Lewis. Upon Mr. Lewis' resignation on March 28, 2000, the Nominating Committee was discontinued. The Nominating Committee met once in fiscal 1999.

DIRECTORS' COMPENSATION

    Non-employee directors receive $10,000 annually as compensation for serving on the Board of Directors. All directors are reimbursed for their reasonable expenses incurred in attending meetings. Non-employee directors participate in the Company's 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"), which provides for automatic grants of options to each non-employee director at the then current market price for the Company's stock. Under the Directors Plan, each non-employee director is granted options for 30,000 shares upon initial appointment or election to the Board and receives an annual grant of options for 3,000 shares upon the date of each annual meeting of the Company's stockholders at which such director is re-elected or continues as a director. The initial options for 30,000 shares vest 50% per year, commencing on the first anniversary of the date of grant, and the options for 3,000 shares fully vest on the first anniversary of the date of grant.

    The options granted to Messrs. Martini and Stafford upon their initial election or appointment to the Board (which had an exercise price of $25.375) were canceled on May 18, 1999. In consideration for the cancellation of these options, Messrs. Martini and Stafford were each granted options on May 18, 1999 to purchase 25,000 shares of the Company's Common Stock at an exercise price equal to $8.8125, the fair market value of the Company's Common Stock on the date of grant. Messrs. Martini and Stafford were each granted options on May 20, 1999 to purchase 3,000 shares of the Company's Common Stock at an exercise price equal to $8.4375, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan. Mr. Halford was granted options on April 20, 2000 to purchase

30,000 shares of the Company's Common Stock at an exercise price equal to $1.875, the fair market value of the Company's Common Stock on the date of grant, pursuant to the Directors Plan.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The following individuals are nominated for election as directors to hold office for a term expiring as follows:

        NOMINEE                        TERM EXPIRES
------------------------  --------------------------------------
Robert Martini            Third succeeding Annual Meeting

William R. Halford        Third succeeding Annual Meeting

    Messrs. Martini and Halford are currently members of the Board of Directors. All proxies received by the Board of Directors will be voted FOR the nominees if no directions to the contrary are given. In the event that one or both nominees are unable or decline to serve, an event that is not anticipated, the proxies will be voted for the election of a nominee or nominees designated by the Board of Directors, or if none are so designated, will be voted according to the judgment of the person or persons voting the proxy.

VOTE REQUIRED

    The two nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected as directors. Abstentions and broker non-votes as to the election of directors will not affect the election of directors receiving the plurality of votes.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES.

                                   MANAGEMENT

    The following table sets forth certain information concerning the executive officers of the Company as of April 4, 2000:

NAME                                    AGE                           POSITION
----------------------------------  -----------  ---------------------------------------------------
Mossimo G. Giannulli..............          36   Chairman of the Board, President and Chief
                                                 Executive Officer
Gia Castrogiovanni................          40   Senior Vice President of Mossimo, Inc.
Thora B. Thoroddsen...............          37   Senior Vice President of Operations, Secretary and
                                                 Treasurer
Jody L. Love......................          27   Vice President of Finance

    Background information on Mr. Giannulli is set forth under "Directors" above.

    Ms. Castrogiovanni joined the Company in December 1998 as Senior Vice President of Mossimo, Inc. From 1995 to December 1998, Ms. Castrogiovanni was Senior Vice President of Sales of Tommy Hilfiger Womenswear. From 1993 to 1995, Ms. Castrogiovanni was Vice President of Sales of Dana Buckman, a clothing manufacturer.

    Ms. Thoroddsen has served as Senior Vice President of Operations of the Company since July 1999 and as Secretary and Treasurer since March 1998.
Ms. Thoroddsen served as Senior Vice President of Finance of the Company from January 1999 to July 1999 and as Controller from June 1997 to January 1999. From January 1993 until joining the Company, Ms. Thoroddsen worked for Coldwell Banker Relocation Services, most recently as Manager of Financial Reporting.

    Ms. Love has served as Vice President of Finance of the Company since July 1999. Ms. Love joined the Company in June 1999 and served initially as Controller. From October 1994 until joining the Company, Ms. Love worked for Arthur Andersen, LLP where she was an audit manager.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table sets forth certain information regarding the compensation for each of the last three years of: (i) each Chief Executive Officer of the Company during 1999, (ii) each of the four most highly compensated executive officers who were serving as executive officers as of December 31, 1999 and whose annual salary and bonus exceeded $100,000 and
(iii) up to two other executive officers who would have qualified under clause (ii) but for the fact that such person was not serving as an executive officer of the Company as of December 31, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                      AWARDS
                                                                                   ------------
                                           ANNUAL COMPENSATION                     SECURITIES
                                         ------------------------   OTHER ANNUAL   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR  SALARY ($)     BONUS ($)   COMPENSATION ($)      OPTIONS (#)  COMPENSATION ($)(1)
---------------------------------  ----  ----------     ---------   ------------   ------------   -------------------
Edwin H. Lewis...................  1999          0             0           0              0                   0
Former President/CEO(2)            1998          0             0           0       6,186,111                  0

Gia Castrogiovanni...............  1999    200,000             0           0              0                   0
Senior VP of Missimo, Inc.

Gerald Robertson.................  1999    250,000             0           0              0                   0
Former Senior VP of Design(3)

Carole Hauer.....................  1999    200,000             0           0              0               1,250
Former Senior VP of Production(4)

Laura Landis.....................  1999    150,000             0           0              0               1,580
Former VP of Merchandising(5)

Thora B. Thoroddsen..............  1999    110,000             0           0              0                 650
Senior VP of Operations,
  Secretary and Treasurer

------------------------

(1) Represents Company contributions to the accounts of the specified executive officers under the Company's 401(k) Plan.

(2) On November 30, 1998, in connection with Mr. Lewis' appointment as President and Chief Executive Officer of the Company, the Company granted to Mr. Lewis stock options to purchase up to 6,186,111 shares of the Company's Common Stock. Mr. Lewis was not paid a salary in 1999 or 1998. On March 28, 2000, Mr. Lewis resigned as President, Chief Executive Officer and director of the Company. In connection with his resignation, all stock options held by Mr. Lewis were canceled.

(3) Mr. Robertson was relieved of his duties as Senior Vice President of Design on or about March 28, 2000.

(4) Ms. Hauer ceased to be an employee of the Company on or about March 24, 2000.

(5) Ms. Landis ceased to be an employee of the Company on or about October 1, 1999.

OPTION GRANTS AND OPTION VALUES

    No stock options or stock appreciation rights were granted to any Named Executive Officers during the year ended December 31, 1999.

    The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers and exercisable and unexercisable options held by the Named Executive Officers as of December 31, 1999.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                          OPTIONS AT FISCAL YEAR        IN-THE-MONEY OPTIONS
                                 SHARES                             END                AT FISCAL YEAR END(2)
                               ACQUIRED ON     VALUE     -------------------------  ----------------------------
                                EXERCISE    REALIZED(1)  EXERCISABLE UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                               -----------  -----------  ----------  -------------  -------------  -------------
Edwin H. Lewis(3)............           0    $       0    5,436,111       750,000   $  27,520,312   $ 3,796,875
Gia Castrogiovanni...........           0            0       62,500       187,500         316,406       949,219
Gerald Robertson(4)..........           0            0       62,500       187,500         316,406       949,219
Carole Hauer(4)..............           0            0       50,000       150,000         253,125       759,375
Laura Landis.................      11,000       32,163            0             0               0             0
Thora B.Thoroddsen...........           0            0       11,590        29,750          44,813       134,438

------------------------

(1) Determined by calculating the spread between the market value of the Common Stock on the date of exercise and the exercise price of the options.

(2) Based on the closing sales price of the Common Stock ($8.0625) on the New York Stock Exchange on December 31, 1999, minus the exercise price of the option, multiplied by the number of shares to which the option relates.

(3) On March 28, 2000, Mr. Lewis resigned as President, Chief Executive Officer and director of the Company. In connection with his resignation, all stock options held by Mr. Lewis were canceled.

(4) Effective April 11, 2000, all options held by Mr. Robertson and Ms. Hauer became fully vested due to an acceleration of the vesting of such options, subject to certain terms and conditions. The exercise price of such options was above the closing sales price of the Common Stock on the New York Stock Exchange on April 11, 2000.

EXECUTIVE EMPLOYMENT, INCLUDING SEPARATION, AGREEMENTS

    Ms. Landis entered into an employment agreement with the Company with a term of two years in May 1998. Under the employment agreement, if Ms. Landis' employment were terminated without cause during the first fifteen months of the agreement, the Company would be required to provide Ms. Landis compensation amounting to the difference between her rate of compensation at the time of termination and her rate of compensation with a new employer for a period of up to nine months or for the balance of the term of the agreement, whichever is less. In January 1999, Ms. Landis' title was changed from Vice President of Production and Merchandising to Vice President of Merchandising as her production responsibilities were transferred to Ms. Hauer. Pursuant to her employment agreement, Ms. Landis received an annual base salary of $215,000, subject to annual increases or reductions at the Company's discretion based upon her annual performance appraisal. On or about October 1, 1999, Ms. Landis ceased to be an employee of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Robert Martini and John H. Stafford were the members of the Compensation Committee of the Board of Directors during 1999. Neither Mr. Martini nor
Mr. Stafford is an employee of, or otherwise affiliated with (other than in their capacity as director), the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update stockholders regarding the Company's executive compensation program. This report summarizes the Committee's executive compensation philosophy, and the basis on which the compensation for the Chief Executive Officer, executive officers and other key officers was determined for the calendar year ended December 31, 1999.

    Robert Martini and John H. Stafford were the members of the Committee during 1999. Neither Mr. Martini nor Mr. Stafford is an employee of or otherwise affiliated with (other than in their capacity as director), the Company. The Committee's responsibilities were to review and determine the compensation paid to corporate officers and key executives and administer the Company's stock incentive plan.

EXECUTIVE COMPENSATION PHILOSOPHY

    The general philosophy of the Compensation Committee is to link overall executive compensation with the performance of the Company and the individual executive. The focus is on both annual and long-term incentives. The Compensation Committee recognizes that the success and growth of the Company depends on the efforts and commitment of its key employees. By providing a combination of incentives to the key employees of the Company, the Committee not only rewards those efforts, but provides a means by which those employees can share in the Company's success.

    The Company's compensation and benefits programs are designed to promote desired financial and operational results and thus create value for the stockholders by attracting, motivating, and assisting in the retention of key employees with outstanding ability. The programs also are designed to align the interests of management with the stockholders of the Company. In addition, compensation programs are designed to promote teamwork and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits.

    Section 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." In general, for compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. The Committee intends generally to design the Company's compensation to conform to IRC Section 162(m) and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance based." The Company may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires. The Company's 1998 Employee Bonus Plan (described below) has not been approved by the Company's stockholders and thus payments under the 1998 Employee Bonus Plan do not qualify as "performance based" compensation for purposes of IRC Section 162(m).

EXECUTIVE COMPENSATION COMPONENTS

    The following is a discussion of the principal components of the executive compensation program for fiscal 1999, each of which is intended to serve the Company's overall compensation philosophy.

    BASE SALARY. Executives are reviewed annually, and their compensation is determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company.

    ANNUAL BONUS. All executive officers, including the Chief Executive Officer, are eligible to receive an annual bonus based upon their individual performance against assigned objectives, annual performance reviews and the financial performance of the Company. In August 1998, the Company adopted the Mossimo, Inc. 1998 Employee Bonus Plan (the "Bonus Plan"). All full time, regular employees of the Company are eligible to participate in the Bonus Plan other than those employees who receive commissions or who participate in a department bonus plan. Annual bonuses under the Bonus Plan are calculated based on a percentage of an employee's base salary, which percentage varies depending on the level of the employee. The maximum bonus under the Bonus Plan for an executive of the Company is 30% of base salary. Bonuses for a given employee under the Bonus Plan are determined on the basis of three components: (i) the Company's performance based on earnings before interest, taxes, depreciation and amortization, which represents 60% of an employee's potential bonus; (ii) the performance of the employee's department based on preset criteria, which represents 30% of an employee's potential bonus; and (iii) the employee's annual evaluation, which represents 10% of the employee's potential bonus. Bonus awards under the Bonus Plan are paid in a combination of cash and stock options. No bonuses under the Bonus Plan will be awarded for 1999.

    LONG-TERM INCENTIVE COMPENSATION. The primary purpose of the Company's long-term incentive compensation is to encourage and facilitate personal stock ownership by the executive officers and thus strengthen their personal commitments to the Company and provide a longer-term perspective in their managerial responsibilities. This component of an executive officer's compensation directly links the officer's interests with those of the Company's other stockholders. In addition, long-term incentives encourage management to focus on the long-term development and prosperity of the Company in addition to annual operating profits. The Company's primary means of long-term incentive compensation are stock options.

    The goal of the stock option program is to provide a compensation program that is competitive within the Company's industry while directly linking a significant portion of the executive's compensation to the enhancement of stockholder value. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Accordingly, stock options have value only if the stock price appreciates from the date of grant. This at-risk component of compensation focuses executives on the creation of stockholder value over the long-term and encourages equity ownership in the Company.

    COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Edwin Lewis, who served as the Chief Executive Officer of the Company from December 1, 1998 to March 28, 2000, received no base salary. On November 30, 1998, the Company granted Mr. Lewis stock options to purchase up to 6,186,111 shares of Common Stock of the Company. Pursuant to a contribution agreement described below in "Certain Transactions," Mr. Giannulli agreed to contribute to the Company a number of shares equal to the number of shares issued by the Company to Mr. Lewis pursuant to his exercise of these stock options. Effective March 28, 2000, Mr. Lewis resigned from his position as Chief Executive Officer, and all stock options granted to Mr. Lewis were canceled, the contribution agreement was terminated and Mr. Giannulli was appointed as Chief Executive Officer of the Company. Mr. Giannulli received no base salary during 1999 and the first quarter of 2000. Mr. Giannulli's compensation for the remainder of 2000 and beyond is currently being negotiated.

                                          Robert Martini
                                          John H. Stafford

Dated: April 20, 2000

    The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

                              CERTAIN TRANSACTIONS

    In October 1998, the Company entered into a lease agreement for a facility in Santa Monica, California with 3002 Pennsylvania Avenue, LLC, of which
Mr. Giannulli is a partner. The Company intended to open a design studio in the facility, however, due to management changes within the Company, these plans were terminated. During 1999, the Company entered into a sublease agreement with a third party. The lease and sublease agreements have concurrent termination dates. The Company's annual rent obligation under the lease for the facility is approximately $77,000, and the current sublease agreement provides for annual payments of approximately $99,000 to the Company.

    On November 30, 1998, in connection with the grant by the Company to Edwin
H. Lewis of stock options to purchase up to 6,186,111 shares of Common Stock of the Company (the "Lewis Options"), the Company and Mossimo Giannulli entered into a Contribution Agreement (the "Contribution Agreement"), pursuant to which Mr. Giannulli agreed to contribute to the Company a number of shares of Common Stock equal to the aggregate number of shares of Common Stock to be issued by the Company upon Mr. Lewis' exercise of the Lewis Options.

    On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Stockholders Agreement (the "Stockholders Agreement") with Mr. Lewis and Mossimo Giannulli. The Stockholders Agreement provided for (i) the right of Mr. Giannulli and Mr. Lewis to unilaterally nominate one member of the Company's Board of Directors and to jointly nominate the remaining members of the Company's Board of Directors, subject to certain exceptions, (ii) voting arrangements between Mr. Giannulli and Mr. Lewis the intent of which was to equalize their voting power, except to the extent that either one of them transfers his shares to a third party, and to ensure that each of them voted for each other's director nominees and
(iii) certain restrictions on Mr. Giannulli and Mr. Lewis seeking to gain control of the Company or transferring their shares to a third party.

    In connection with Mr. Lewis' resignation as an officer and director of the Company on March 28, 2000, Mr. Giannulli, the Company and Mr. Lewis entered into a Separation and Release Agreement dated as of March 28, 2000 (the "Separation and Release Agreement"), pursuant to which the Stockholders Agreement and the Contribution Agreement were terminated. Concurrently with entering into the Separation and Release Agreement, Mr. Lewis, the Company and Mr. Giannulli entered into a Stock Option Termination Agreement pursuant to which the Mossimo, Inc. Stock Option Plan for Edwin Lewis was terminated and the Lewis Options were canceled.

    On November 30, 1998, in connection with the transactions associated with the appointment of Edwin H. Lewis as President, Chief Executive Officer and Director of the Company, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Mossimo Giannulli and
Mr. Lewis. Pursuant to the Registration Rights Agreement, the Company granted each of Mr. Giannulli and Mr. Lewis limited demand registration rights to facilitate the resale of certain securities owned by them and certain piggyback rights to sell their securities in connection with certain offerings of securities of the Company. Due to the cancellation of the Lewis Options, Mr. Lewis' rights under the Registration Rights Agreement have terminated.

                     COMPARATIVE PERFORMANCE BY THE COMPANY

    The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return on

(1) a broad equity market index and (2) a published industry index or peer group. Although the chart would normally be for a five-year period ending December 31, 1999, the Common Stock of the Company began public trading on February 23, 1996 and, as a result, the following chart commences as of such date. This chart compares the Company's Common Stock with (1) the S&P 500 Composite Index and (2) the S&P Textile (Apparel Manufacturers) Index, and assumes an investment of $100 on February 23, 1996 in each of the Company's Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile (Apparel Manufacturers) Index.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  YEAR ENDING      MOSSIMO, INC.      TEXTILES (APPAREL) 500     S&P 500 INDEX
TOTAL SHAREHOLDER RETURNS
2/23/96                       $100                        $100              $100
12/31/96                       $69                        $127              $112
12/31/97                       $20                        $136              $147
12/31/98                       $56                        $115              $187
12/31/99                       $45                         $85              $223

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information as of April 4, 2000, with respect to Common Stock of the Company owned by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock,
(ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group. Except as noted below, and subject to applicable community property and similar laws, each stockholder has sole voting and investment powers with respect to the shares shown.

                                                                            TOTAL NUMBER OF
                                                                                 SHARES
                                                                              BENEFICIALLY    PERCENT OF SHARES
NAME                                                                             OWNED         OF COMMON STOCK
--------------------------------------------------------------------------  ----------------  -----------------
Mossimo G. Giannulli......................................................      10,372,222            68.8%
Edwin H. Lewis............................................................               0            *
Gia Castrogiovanni........................................................          62,500(1)         *
Gerald Robertson..........................................................         250,000(2)          1.6%
Carole Hauer..............................................................         200,000(3)          1.3%
Laura Landis..............................................................               0            *
Thora B. Thoroddsen.......................................................          13,590(4)         *
William R. Halford........................................................               0            *
Robert Martini............................................................          67,000(5)         *
John H. Stafford..........................................................          38,000(6)         *
All directors and executive officers as a group (11 persons)..............      11,008,312            70.2%

------------------------

*   Less than one percent.

(1) Represents 62,500 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

(2) Represents 250,000 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

(3) Represents 200,000 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

(4) Represents 13,590 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

(5) Includes 34,000 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

(6) Includes 34,000 shares of Common Stock underlying options exercisable within sixty days of April 4, 2000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all of its directors, executive officers and beneficial owners of greater than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1999, except that a Form 4 for Ms. Landis for three transactions and the Form 3 for Ms. Love were filed late. Additionally, the Company knows that a Form 4 for Ms. Thoroddsen for one exempt transaction in 1998 was filed late.

                      APPOINTMENT OF INDEPENDENT AUDITORS

    Effective June 13, 1997, the Company engaged Arthur Andersen, LLP as its principal accountant. Such engagement was approved by the Audit Committee of the Company's Board of Directors. During the Company's two fiscal years ended December 31, 1996 and any subsequent interim period through June 13, 1997, the Company did not consult Arthur Andersen, LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any matter that was the subject of disagreement or a reportable event.

    Arthur Andersen, LLP was the independent public accountant for the Company for the year ended December 31, 1999. Representatives of Arthur Andersen, LLP are not expected to be present at the Annual Meeting. Currently, due to a recent restructuring of the Company's business, the Company has not selected its independent public accountants for the year ending December 31, 2000.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

    Pursuant to the Company's Bylaws, no business proposal will be considered properly brought before the 2001 Annual Meeting by a stockholder, and no nomination for the election of directors will be considered properly made at the 2001 Annual Meeting by a stockholder, unless notice thereof, which contains certain information required by the Bylaws, is provided to the Company no later than 60 days nor more than 90 days, prior to the next annual meeting. The 2001 Annual Meeting is expected to be on or about May 21, 2001.

    Thus, any stockholder intending to submit to the Company a proposal for inclusion in the Company's Proxy Statement and proxy for the 2001 Annual Meeting must submit such proposal so that it is received by the Company no earlier than February 20, 2001 and no later than March 22, 2001. Stockholder proposals should be submitted to the Secretary of the Company. No stockholder proposals were received for inclusion in this proxy statement.

                                 OTHER MATTERS

    While the Notice of Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented for action by the stockholders other than as set forth above. The enclosed proxy gives discretionary authority to the Board of Directors, however, to consider any additional matters that may be presented.

                         ANNUAL REPORT TO STOCKHOLDERS

    The Company's Annual Report for the year ended December 31, 1999, which includes the Company's 1999 annual report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission, was previously mailed to stockholders of record as of April 4, 2000 on or about April 28, 2000.

    STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                      By Order of the Board of Directors

                                      /s/ Thora B. Thoroddsen

                                      Thora B. Thoroddsen

                                      SECRETARY

Irvine, California
April 21, 2000

--------------------------------------------------------------------------------
PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 MOSSIMO, INC.
                        ANNUAL MEETING OF STOCKHOLDERS

    The undersigned hereby appoints Mossimo Giannulli, with unlimited power of substitution, as Proxy to represent the undersigned at the Annual Meeting of Stockholders of Mossimo, Inc., to be held on Monday, May 22, 2000, at the Radisson Plaza Hotel Minneapolis, 35 South 7th Street, Minneapolis, Minnesota 55402, at 2:00 p.m., or any adjournment or adjournments thereof, and to vote, as directed, all shares of Common Stock, which the undersigned would be entitled to vote if then personally present.




            CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE
--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

--------------------------------------------------------------------------------
                                                               Please mark
                                                              your votes as  /X/
                                                               indicated in
                                                               this example

ITEM 1. Election of Robert Martini and         FOR  WITHHELD    ITEM 2. In their discretion, the Proxy is authorized to vote upon
        William R Halford to the Board of     /  /   /  /               such other business as may properly come before the meeting.
        Directors for a three year term.


                                                                 THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
[Instruction: To Withhold Authority to vote                      DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS
or one nominee, draw a line through (or                          MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEE FOR DIRECTOR AND AS
otherwise strike out) the nominee's name                         SUCH PROXY DEEMS ADVISABLE ON SUCH OTHER BUSINESS AS MAY PROPERLY
in the list above]                                               COME BEFORE THE MEETING.

                                                                                                                            YES  NO
                                                                          1. Do you plan to attend the Annual Meeting       / /  / /
                                                                             of Stockholders on May 22, 2000 at 2:00 p.m.?

                                                                          2. Has your address changed? If so, please provide the new address below.

                                                                          ---------------------------------------------------------

                                                                          ---------------------------------------------------------

                                                                          ---------------------------------------------------------

SIGNATURE(S)                                                                                                    DATE
            ____________________________________________________________________________________________________     _______________
NOTE: Please sign exactly as your name appears above. If stock is registered in the name of two or more persons, each should sign.
Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

--------------------------------------------------------------------------------
                                FOLD AND DETACH HERE